Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239                                                                    TEL: (617) 995-2500 FAX: (617) 995-2510

Contacts:

Investors Carol Hausner Executive Director, Investor Relations and Corporate Communications Tel: (617) 995-2500 info@immunogen.com	Media Tony Loke Rx Communications Group, LLC Tel: (917) 322-2164 tloke@rxir.com

For Immediate Release

ImmunoGen, Inc. Announces Presentation of HuN901-DM1 Clinical Data
at the AACR-NCI-EORTC International Conference on
Molecular Targets and Cancer Therapeutics

- Clinical Activity Reported Includes Sustained Complete Remission and Stable Disease -

CAMBRIDGE, MA, November 16, 2005 - ImmunoGen, Inc. (Nasdaq: IMGN) today announced the presentation of encouraging clinical findings with the Company’s huN901-DM1 Tumor-Activated Prodrug (TAP) compound at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics underway in Philadelphia, PA. As reported today, clinical activity seen with huN901-DM1 in this study includes a complete remission lasting at least 15 weeks and stable disease lasting up to 18 weeks.

Today’s poster presentation (#B97) features the first data to be reported from this on-going Phase I clinical trial evaluating huN901-DM1 when administered daily for three consecutive days in a 21-day cycle to patients with CD56-expressing solid tumors. In this dose-escalation study, new cohorts of patients receive progressively higher doses of huN901-DM1 until the maximum tolerated dose is established. All study patients have relapsed or refractory small-cell lung cancer (SCLC) or other CD56-expressing solid tumors. HuN901-DM1 is the only anticancer agent administered.

A sustained complete remission was reported with one of the four patients treated at a dose level of 36 mg/m2/day (108 mg/m2 over three consecutive days) or higher for which response information is available. This patient was diagnosed with Merkel cell cancer in late 2003, underwent surgery, radiation therapy, and chemotherapy, but her cancer had reappeared by late 2004. After commencing treatment with huN901-DM1 through this study, she has been in complete remission for at least 15 weeks.

Stable disease lasting 6 to 18 weeks was reported in an additional five patients. Response information was available for twenty-one patients at the time of the poster presentation, inclusive of patients receiving the lowest dose levels tested.

-more-

To date, five dose levels - 4, 8, 16, 24, and 36 mg/m2/day - have been assessed without establishing the maximum tolerated dose, and evaluation of 48 mg/m2/day is underway. HuN901-DM1 has been generally well tolerated. Four individuals had serious adverse events that were considered to be at least possibly drug-related (one patient each): fatigue, constipation, pancreatitis, and hypotension plus myocardial infarction. No clinically significant myelosuppression or serious infusion reactions were reported, nor was thyroid or adrenal dysfunction reported.

Robert J. Fram, MD, Vice President, Clinical Development, commented, “We are pleased with the findings to date in this ongoing study. These data provide further support that huN901-DM1 is generally well tolerated as well as evidence of anti-tumor activity in patients with CD56-expressing solid tumors.”

HuN901-DM1 is wholly-owned by ImmunoGen. The compound is designed to target and kill CD56-expressing cancer cells and is in clinical testing for the treatment of SCLC, other CD56-positive solid tumors, and multiple myeloma. HuN901-DM1 comprises the anti-CD56 antibody, huN901, and the potent cell-killing agent, DM1. The huN901 antibody is used to target the compound specifically to CD56-positive cancer cells and the DM1 serves to kill these cells.

The data reported at the AACR-NCI-EORTC conference today are from a clinical trial established and managed by Vernalis plc, which formerly had certain marketing rights to huN901-DM1.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent, cell-killing agent specifically to cancer cells. Four TAP compounds are in clinical testing - huN901-DM1 and huC242-DM4, which are wholly owned by ImmunoGen, and MLN2704 and AVE9633, which are in development by Millennium Pharmaceuticals, Inc. and the sanofi-aventis Group, respectively. Genentech, Centocor (a wholly-owned subsidiary of Johnson & Johnson), Biogen Idec, the sanofi-aventis Group, Millennium Pharmaceuticals, Inc., Boehringer Ingelheim, and Abgenix have licensed the right to develop and/or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with the sanofi-aventis Group.

This press release includes forward-looking statements. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the Company’s development of its own products, as well as to the development of products by our collaborators. A review of these risks can be found in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and other reports filed with the Securities and Exchange Commission.

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